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                      EATON VANCE SPECIAL INVESTMENT TRUST

                           CLASS A DISTRIBUTION PLAN


         WHEREAS, Eaton Vance Special Investment Trust (the "Trust") engages in business as an open-end management investment company with multiple series (each with multiple classes), and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, on June 23, 1997 the Trust adopted a Plan of Reorganization and a Multiple Class Plan on behalf of its series and in connection therewith the Trustees amended the Declaration of Trust to terminate or rename certain series, and to establish four classes of shares (including Class A shares) within most renamed series;

         WHEREAS, the assets of most Traditional series will be converted to Class A assets of the renamed series and the shares of most Traditional series will be converted to Class A shares of the renamed series pursuant to such reorganization;

         WHEREAS, the Trust adopted separate Distribution Plans (the "Original Plans") on behalf of certain of its Traditional series (each a "Fund") which are the predecessors to its Class A shares pursuant to which each Fund finances activities which are primarily intended to result in the distribution and sale of Class A shares and to make payments in connection with the distribution of such Shares;

        WHEREAS, the Trust employs Eaton Vance Distributors, Inc. to act as Principal Underwriter (as defined in the Act) of Class A shares of each such Fund;

         WHEREAS, the Trust intends to compensate the Principal Underwriter for its distribution services to such Funds by paying the Principal Underwriter monthly distribution fees in connection with the sale of shares of the Funds;

         WHEREAS, the Trustees of the Trust have determined that it is desirable to adopt this Plan as a successor to the Original Plans; and

         WHEREAS, the Trust intends to pay service fees out of Class A assets as contemplated in subsections (b) and (d) of Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD Rules") to the Principal Underwriter (from which the Principal Underwriter may pay service fees to Authorized Firms and other third parties based on the amount of Class A shares sold through them and remaining outstanding for specified periods of time);

         WHEREAS, such service fees will compensate the Principal Underwriter, Authorized Firms and other third parties for providing personal services and/or the maintenance of shareholder accounts;

         WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Trust, each Fund listed on Schedule A and the holders of Class A shares of each such Fund.

         NOW, THEREFORE, the Trust hereby adopts this Distribution Plan (the "Plan") on behalf of each Fund listed on Schedule A in accordance with Rule 12b-1 under the Act and containing the following terms and conditions:

         1. The Principal Underwriter will provide the Fund with such distribution services and facilities as the Fund may from time to time consider necessary to enhance the sale of Class A shares, and the Principal Underwriter shall pay such compensation to Authorized Firms and other third parties as it considers appropriate to encourage distribution of such shares. The Principal Underwriter will also provide such personal and account maintenance services as the Trust may from time to time consider necessary to enhance the provision of personal services and/or the maintenance of shareholder accounts, and the Principal Underwriter may pay such service fees from Class A assets to Authorized Firms and other third parties as it considers appropriate to encourage the provision of personal services and/or the maintenance of shareholder accounts.

         2. The Fund shall pay a monthly distribution fee out of Class A assets to the Principal Underwriter on the last day of each month. Such distribution fee shall be in an amount equal on an annual basis to the aggregate of (a) .50% of that portion of the Fund's average daily Class A net assets for any fiscal year which is attributable to Class A shares of the Fund which have remained outstanding for less than one year and (b) .25% of that portion of the Fund's average daily Class A net assets for any fiscal year which is attributable to Class A shares of the Fund which have remained outstanding for more than one year. For the purposes of this Plan, daily net assets shall be computed in accordance with the governing documents of the Trust and applicable votes and determinations of the Trustees of the Trust. All distribution fees are being paid in consideration for the distribution services and facilities to be furnished to the Trust hereunder by the Principal Underwriter.

         3. Appropriate adjustment of payments made pursuant to Section 2 of this Plan shall be made whenever necessary to ensure that no such payment shall cause a Class A to exceed the applicable maximum cap imposed on asset-based, front-end and deferred sales charges by paragraph (5) of subsection (d) of Rule 2830 of the NASD Rules.

         4. In addition to the payments of distribution fees to the Principal Underwriter provided for in Section 2, the Fund shall pay out of Class A assets a quarterly service fee to the Principal Underwriter on the last day of each calendar quarter of the Fund. Such service fee shall be in an amount equal on an annual basis to .25% of that portion of the Fund's average daily Class A net assets for any fiscal year which is attributable to Class A shares of the Fund which have remained outstanding for more than one year. All service fees are being paid to the Principal Underwriter hereunder in consideration for the personal and account maintenance services to be furnished by the Principal Underwriter and for the payment of service fees by the Principal Underwriter to Authorized Firms and other third parties in connection with the provision of personal services and/or the maintenance of shareholder accounts.

         5. This Plan shall not take effect until it has been approved by both a majority of (i) those Trustees of the Trust who are not "interested persons" of the Trust or the Fund (as defined in the Act) and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Rule 12b-1 Trustees") and (ii) all of the Trustees then in office, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

         6. Any agreements between the Trust on behalf of the Fund and any person relating to this Plan shall be in writing and shall not take effect until approved in the manner provided for in Section 5.

         7. This Plan shall continue in effect for one year from the date of its execution and shall continue indefinitely thereafter, but only for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 5.

         8. The persons authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall be the President or any Vice President or the Treasurer of the Trust. Such persons shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         9. This Plan may be terminated as to any Fund with respect to its Class A shares at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding Class A voting securities of the Fund.

         10. This Plan may not be amended to increase materially the payments to be made by Class A shares of the Fund as provided in Sections 2, 3 and 4 unless such amendment, if required by law, is approved by a vote of at least a majority of the Class A outstanding voting securities of the Fund. In addition, all material amendments to this Plan shall be approved in the manner provided for in
Section 5. Additional series of the Trust which are to become a Fund hereunder will become subject to this Plan and governed hereby upon approval by the Trustees of the Trust and amendment of Schedule A. All references in this Plan to the "Original Plans" shall not be applicable to any such additional series of the Trust which becomes a Fund hereunder by amendment of Schedule A subsequent to June 23, 1997.

         11. While this Plan is in effect, the selection and nomination of the Rule 12b-1 Trustees shall be committed to the discretion of the Rule 12b-1 Trustees.

         12. The Trust shall preserve copies of this Plan and any related agreements made by the Trust and all reports made pursuant to Section 8, for a period of not less than six years from the date of this Plan, or of the agreements or of such report, as the case may be, the first two years in an easily accessible place.

         13. Consistent with the limitation of shareholder, officer and Trustee liability as set forth in the Trust's Declaration of Trust, any obligations assumed by the Class A shares of a Fund pursuant to this Plan shall be limited in all cases to the assets of such Class A shares and no person shall seek satisfaction thereof from the shareholders, officers or Trustees of the Trust or any other class or series of the Trust.

         14. When used in this Plan, the term "service fees" shall have the same meaning as such term is used in subsections (b) and (d) of Rule 2830 of the NASD Rules. When used in this Plan, the term "vote of a majority of the outstanding Class A voting securities of the Fund" shall mean the vote of the lesser of (a) 67 per centum or more of the Class A shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding Class A shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding Class A shares of the Fund.

         15. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or regulation of the Securities and Exchange Commission or otherwise, the remainder of this Plan shall not be affected thereby.

         16. This Plan shall be effective with respect to a specific Fund on the date that Fund begins offering its Class A shares. As of such effective date this Plan shall amend, replace and be substituted for the Original Plans previously applicable to the Class A assets of that Fund.


                             Adopted June 23, 1997

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                                   SCHEDULE A

                      EATON VANCE SPECIAL INVESTMENT TRUST
                           CLASS A DISTRIBUTION PLAN

                            EFFECTIVE: June 23, 1997


                         Name of Fund Adopting this Plan
                       Eaton Vance Emerging Markets Fund
                       Eaton Vance Greater India Fund